Exhibit 3.1

PROPOSED AMENDMENTS
TO THE
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
PROSPECTOR CAPITAL CORP.

PROSPECTOR CAPITAL CORP.
(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)    amending the introduction of Article 51.7 by deleting the words:

“by 24 months from the consummation of the IPO”

and replacing them with the words:

“by 31 December 2023”

(b)    amending Article 51.8(a) by deleting the words:

“within 24 months from the consummation of the IPO”

and replacing them with the words:

“by 31 December 2023”.